Exhibit 99.1

Aptar Reports Second Quarter Results;
Announces Binding Offer to Acquire CSP Technologies,
a Leader in Active Packaging Technology

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 26, 2018--AptarGroup, Inc. (NYSE:ATR) today announced second quarter operating results along with its binding offer to acquire CSP Technologies Parent S.A. (CSP Technologies), a leader in active packaging technology based on proprietary material science expertise.

Second Quarter 2018 Summary

  Reported sales increased 15%, including the positive effect of currency rates (+4%)
  Core sales, excluding currency and acquisition effects, rose 11% driven by growth in each business segment, end market and geographic region
  Reported net income (8% of net sales) decreased 14% to $56 million due to restructuring expenses of $18 million and costs related to the Reboul and CSP Technologies acquisitions of $3 million
  Adjusted EBITDA (20% of net sales), which excludes the restructuring and acquisition expenses, increased 14% to $141 million
  Reported earnings per share, including restructuring and acquisitions expenses, with an effective tax rate of 26%, were $0.86 compared to $1.01 reported in the prior year with an effective tax rate of 18% (prior year included certain tax settlements and higher equity compensation deductions)
  Adjusted earnings per share, which exclude restructuring and acquisition expenses, increased 4% to $1.09, compared to prior year currency adjusted earnings per share of $1.05 with an effective tax rate of 18%
  Prior year earnings per share would have been $0.10 lower had our current effective tax rate been applied to prior year earnings
  Binding offer to acquire CSP Technologies, a leader in active packaging technology, for an enterprise value of $555 million
  Business transformation progressing as planned

Second Quarter Results

For the quarter ended June 30, 2018, reported sales increased to $711 million compared to $618 million in the prior year. Core sales, which exclude the positive impact from changes in currency exchange rates and acquisition effects, increased approximately 11%.

Second Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	10%	14%	5%	11%
Acquisitions	1%	--	--	--
Currency Effects (1)	3%	6%	2%	4%
Total Reported Sales Growth	14%	20%	7%	15%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephan Tanda, President and CEO, said, “We had another strong quarter with core sales growth in each segment, across each end market and in each geographic region. Our Beauty + Home segment benefited from healthy demand for our dispensing solutions across each market, aided in part by robust travel retail sales in the Beauty market and increased demand and higher custom tooling sales in the Personal Care market. Our Pharma segment delivered excellent growth with our industry leading drug delivery systems. The growth in the Consumer Health Care and Prescription markets was driven by decongestant and allergy related products. Our Food + Beverage segment also grew across each market due to increased demand for our innovative dispensing closures and higher custom tooling sales.”

Aptar’s reported earnings per share were $0.86 compared to $1.01 reported a year ago. Current year earnings include restructuring and acquisition expenses and an effective tax rate of 26%. Prior year earnings included an effective tax rate of 18% that reflected certain tax settlements and higher equity compensation deductions. Current year adjusted earnings per share, which exclude restructuring and acquisition expenses, were $1.09 and up 4% from the prior year adjusted earnings per share, adjusted for comparable exchange rates, of $1.05 with an effective tax rate of 18%. Prior year earnings per share would have been $0.10 lower had our current effective tax rate been applied to prior year earnings.

Year-to-Date Results

For the six months ended June 30, 2018, reported sales increased 16% to $1.41 billion from $1.22 billion a year ago. Core sales, which exclude the positive impact from changes in currency exchange rates and acquisition effects, increased approximately 9%.

Six Months Year-to-Date Segment Sales Analysis
(Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	9%	10%	7%	9%
Acquisitions	--	--	--	--
Currency Effects (1)	7%	8%	4%	7%
Total Reported Sales Growth	16%	18%	11%	16%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Tanda commented on the year-to-date results, “All segments delivered excellent growth during the first half of the year. Our customers are benefiting from Aptar’s unique differentiated solutions that help them grow their brands. Demand has been strong and widespread across the segments, end markets and geographic regions and that speaks to the strength of our people, our value creating product offerings and our diverse business model.”

For the six months year-to-date, Aptar’s reported earnings per share were $1.78 compared to $1.81 reported a year ago. Current year earnings include restructuring and acquisitions expenses of $26.7 million and an effective tax rate of 26%. Prior year earnings included an effective tax rate of 22% that reflected certain tax settlements and higher equity compensation deductions. Current year adjusted earnings per share, which exclude restructuring and acquisition expenses, were $2.08 and up 6% from prior year adjusted earnings per share, adjusted for comparable exchange rates, of $1.96 with an effective tax rate of 22%. Prior year earnings per share would have been $0.11 lower had our current effective tax rate been applied to prior year earnings.

Binding Offer to Acquire CSP Technologies

Aptar has made a binding offer to acquire CSP Technologies, a leader in active packaging technology based on proprietary material science expertise, for an enterprise value of $555 million, which represents a multiple of slightly less than 13 times adjusted EBITDA (last twelve months). Aptar plans to fund the transaction with available cash on hand. The consultation process with CSP Technologies’ works council in France will begin as soon as possible. Upon completion of the French works council consultation process, Aptar expects to enter into a definitive stock purchase agreement with CSP Technologies for the proposed transaction. The proposed transaction, which has been approved by Aptar’s Board of Directors, will also be subject to customary closing conditions, including regulatory approvals, and is expected to close in the fourth quarter of this year.

Founded in 1965, CSP Technologies has over 30 years of experience as a leader in integrated, active desiccant and product protection technologies in the Pharma and Food Service markets. CSP Technologies operates two manufacturing locations in the U.S. and one in France, with opportunities for growth and expansion across Asia and other high-growth economies. CSP Technologies is a profitable, well-managed business with annual revenues of approximately $140 million (unaudited).

Commenting on the transaction, Stephan Tanda said, “We are pleased to announce that we have submitted a binding offer to acquire CSP Technologies. This strategic transaction meets our disciplined criteria for acquiring companies with strong positions in attractive markets, proprietary technologies, solid margins and robust growth fundamentals. Similar to Aptar, CSP Technologies has an innovative culture with intellectual property that drives product development and enables highly engineered solutions, including their three-phase polymer technology. They are also experienced in navigating the relevant regulatory environments and have highly automated visual inspection and quality control systems, and analytical performance testing of individual products. We plan to welcome CSP Technologies’ experienced team to Aptar and we look forward to growing the existing business in the Pharma and Food Safety markets, and leveraging their active packaging and material science know-how in other end markets. Together we will continue to develop value-creating, differentiated solutions as a global leader in packaging solutions.”

Wells Fargo Securities acted as the exclusive financial advisor to Aptar in connection with the transaction and Sidley Austin LLP acted as legal counsel.

Business Transformation

Aptar remains on track with its business transformation to become a more agile, competitive and customer-centric business. Tanda commented on the progress by stating, “Our business transformation is engaging the full organization and we have a dynamic, agile process in place to ensure we are meeting our transformation milestones with a common goal of restoring our entrepreneurial spirit and maintaining profitable growth.”

Outlook

Commenting on Aptar’s outlook, Tanda said, “Looking ahead to the third quarter, we expect core sales growth in each segment. Our sales growth momentum is expected to remain broad-based though at varying degrees across most of our end markets. We continue to serve attractive markets as a leading provider of innovative dispensing solutions. We remain committed to executing our growth strategy in order to create long-term value for all stakeholders.”

Aptar expects earnings per share for the third quarter, excluding any restructuring expenses and effects associated with the CSP Technologies acquisition, to be in the range of $0.90 to $0.95 compared to $0.83 per share reported in the prior year. Our guidance range is based on an effective tax rate range of 29% to 31%. Prior year adjusted earnings per share, adjusted for comparable exchange rates, would have been approximately $0.82. Prior year earnings per share would have been $0.08 lower had our current effective tax rate been applied to prior year earnings.

Cash Dividend

As previously reported, the Board approved on July 18, 2018 an increase in the quarterly cash dividend of 6% to $0.34 per share. The current dividend is payable on August 22, 2018 to stockholders of record as of August 1, 2018.

Open Conference Call

There will be a conference call on Friday, July 27, 2018 at 8:00 a.m. Central Time to discuss Aptar’s second quarter results for 2018. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

Aptar is a leading global supplier of a broad range of innovative dispensing and sealing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. Aptar is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring costs, transaction costs and purchase accounting adjustments that affected inventory values related to an acquisition. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. For CSP Technologies, adjusted EBITDA includes adjustments principally for management fees and costs related to the transaction.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” and “Business Transformation” sections of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to, the completion of the CSP Technologies acquisition; the successful integration of the CSP Technologies business; the impact of tax reform legislation; the execution of the business transformation; the impact and extent of contamination found at the Company’s facility in Brazil; economic conditions worldwide including potential deflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates or our effective tax rate; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations, including changes in tax rates; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net Sales	$710,608	$617,746	$1,413,958	$1,219,062
Cost of Sales (exclusive of depreciation and amortization shown below) (1)	464,244	399,664	920,066	784,348
Selling, Research & Development and Administrative (2)	107,111	95,456	219,572	196,738
Depreciation and Amortization	40,101	37,242	81,276	74,573
Restructuring Initiatives	18,214	-	24,150	-
Operating Income	80,938	85,384	168,894	163,403
Other Income/(Expense):
Interest Expense	(7,964)	(7,712)	(16,019)	(15,974)
Interest Income	2,521	643	4,769	973
Equity in Results of Affiliates	(20)	(22)	(85)	(70)
Miscellaneous, net	(577)	1,275	(1,444)	716
Income before Income Taxes	74,898	79,568	156,115	149,048
Provision for Income Taxes	19,117	14,379	41,046	32,054
Net Income	$55,781	$65,189	$115,069	$116,994

Net Income Attributable to Noncontrolling Interests	(6)	(15)	6	-
Net Income Attributable to AptarGroup, Inc.	$55,775	$65,174	$115,075	$116,994
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.89	$1.04	$1.85	$1.87
Diluted	$0.86	$1.01	$1.78	$1.81

Average Numbers of Shares Outstanding:
Basic	62,402	62,631	62,266	62,494
Diluted	64,850	64,828	64,640	64,519

Notes to the Condensed Consolidated Financial Statements:
(1) For the three and six months ended June 30, 2018, Cost of Sales included the effect of approximately $0.1 million of purchase accounting adjustments to inventory related to acquisitions.

(2) For the three and six months ended June 30, 2018, Selling, Research & Development and Administrative included approximately $2.4 million of acquisition costs.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
ASSETS

Cash and Equivalents	$718,091	$712,640
Receivables, net	583,496	510,426
Inventories	343,170	337,216
Other Current Assets	104,998	109,791
Total Current Assets	1,749,755	1,670,073
Net Property, Plant and Equipment	867,536	867,906
Goodwill	440,227	443,887
Other Assets	164,737	155,957
Total Assets	$3,222,255	$3,137,823

LIABILITIES AND EQUITY

Short-Term Obligations	$71,762	$66,169
Accounts Payable and Accrued Liabilities	509,118	461,579
Total Current Liabilities	580,880	527,748
Long-Term Obligations	1,182,894	1,191,146
Deferred Liabilities	110,969	106,881
Total Liabilities	1,874,743	1,825,775

AptarGroup, Inc. Stockholders' Equity	1,347,213	1,311,738
Noncontrolling Interests in Subsidiaries	299	310
Total Equity	1,347,512	1,312,048

Total Liabilities and Equity	$3,222,255	$3,137,823

AptarGroup, Inc.
Reconciliation of EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	June 30, 2018

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$710,608	368,536	241,209	100,863	-	-

Reported net income	$55,781
Reported income taxes	19,117
Reported income before income taxes	74,898	10,510	73,607	10,329	(14,105)	(5,443)
Adjustments:
Restructuring initiatives	18,214	14,631	1,224	1,354	1,005
Transaction costs related to acquisitions	2,444	574			1,870
Purchase accounting adjustments related to acquired companies' inventory	119	119
Adjusted earnings before income taxes	95,675	25,834	74,831	11,683	(11,230)	(5,443)
Interest expense	7,964					7,964
Interest income	(2,521)					(2,521)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	101,118	25,834	74,831	11,683	(11,230)	-
Depreciation and amortization	40,101	20,012	11,522	6,380	2,187	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$141,219	$45,846	$86,353	$18,063	$(9,043)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.9%	12.4%	35.8%	17.9%

	Three Months Ended
	June 30, 2017

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$617,746	322,117	201,702	93,927	-	-

Reported net income	$65,189
Reported income taxes	14,379
Reported income before income taxes	79,568	25,203	59,792	12,577	(10,935)	(7,069)
Adjustments:
None
Earnings before income taxes	79,568	25,203	59,792	12,577	(10,935)	(7,069)
Interest expense	7,712					7,712
Interest income	(643)					(643)
Earnings before net interest and taxes (EBIT)	86,637	25,203	59,792	12,577	(10,935)	-
Depreciation and amortization	37,242	19,347	9,857	6,117	1,921	-
Earnings before net interest, taxes, depreciation and amortization (EBITDA)	$123,879	$44,550	$69,649	$18,694	$(9,014)	$-

EBITDA margins (EBITDA / Reported Net Sales)	20.1%	13.8%	34.5%	19.9%

AptarGroup, Inc.
Reconciliation of EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Six Months Ended
	June 30, 2018

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,413,958	746,709	471,336	195,913	-	-

Reported net income	$115,069
Reported income taxes	41,046
Reported income before income taxes	156,115	37,217	141,899	16,255	(28,006)	(11,250)
Adjustments:
Restructuring initiatives	24,150	19,647	1,588	1,669	1,246
Transaction costs related to acquisitions	2,444	574			1,870
Purchase accounting adjustments related to acquired companies' inventory	119	119
Adjusted earnings before income taxes	182,828	57,557	143,487	17,924	(24,890)	(11,250)
Interest expense	16,019					16,019
Interest income	(4,769)					(4,769)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	194,078	57,557	143,487	17,924	(24,890)	-
Depreciation and amortization	81,276	41,424	22,706	12,878	4,268	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$275,354	$98,981	$166,193	$30,802	$(20,622)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.5%	13.3%	35.3%	15.7%

	Six Months Ended
	June 30, 2017

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,219,062	644,565	398,614	175,883	-	-

Reported net income	$116,994
Reported income taxes	32,054
Reported income before income taxes	149,048	47,411	118,862	19,717	(21,941)	(15,001)
Adjustments:
None
Earnings before income taxes	149,048	47,411	118,862	19,717	(21,941)	(15,001)
Interest expense	15,974					15,974
Interest income	(973)					(973)
Earnings before net interest and taxes (EBIT)	164,049	47,411	118,862	19,717	(21,941)	-
Depreciation and amortization	74,573	39,227	19,628	11,923	3,795	-
Earnings before net interest, taxes, depreciation and amortization (EBITDA)	$238,622	$86,638	$138,490	$31,640	$(18,146)	$-

EBITDA margins (EBITDA / Reported Net Sales)	19.6%	13.4%	34.7%	18.0%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Income before Income Taxes	$74,898	$79,568	$156,115	$149,048

Adjustments:
Restructuring initiatives	18,214		24,150
Transaction costs related to acquisitions	2,444		2,444
Purchase accounting adjustments related to acquired companies' inventory	119		119
Foreign currency effects (1)		4,221		12,961
Adjusted Income before Income Taxes	$95,675	$83,789	$182,828	$162,009

Provision for Income Taxes	$19,117	$14,379	$41,046	$32,054

Adjustments:
Restructuring initiatives	4,923		6,528
Transaction costs related to acquisitions	628		628
Purchase accounting adjustments related to acquired companies' inventory	41		41
Foreign currency effects (1)		1,157		3,620
Adjusted Provision for Income Taxes	$24,709	$15,536	$48,243	$35,674

Net Income Attributable to Noncontrolling Interests	$(6)	$(15)	$6	$-

Net Income Attributable to AptarGroup, Inc.	$55,775	$65,174	$115,075	$116,994

Adjustments:
Restructuring initiatives	13,291		17,622
Transaction costs related to acquisitions	1,816		1,816
Purchase accounting adjustments related to acquired companies' inventory	78		78
Foreign currency effects (1)		3,064		9,341
Adjusted Net Income Attributable to AptarGroup, Inc.	$70,960	$68,238	$134,591	$126,335

Average Number of Diluted Shares Outstanding	64,850	64,828	64,640	64,519

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.86	$1.01	$1.78	$1.81

Adjustments:
Restructuring initiatives	0.20		0.27
Transaction costs related to acquisitions	0.03		0.03
Purchase accounting adjustments related to acquired companies' inventory	-		-
Foreign currency effects (1)		0.04		0.15
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.09	$1.05	$2.08	$1.96

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended
	Sept 30,
	Expected 2018	2017

Income before Income Taxes		$69,518

Adjustments:
Foreign currency effects (1)		(990)
Adjusted Income before Income Taxes		$68,528

Provision for Income Taxes		$15,989

Adjustments:
Foreign currency effects (1)		(383)
Adjusted Provision for Income Taxes		$15,606

Net Income Attributable to Noncontrolling Interests		$(6)

Net Income Attributable to AptarGroup, Inc.		$53,523

Adjustments:
Foreign currency effects (1)		(607)
Adjusted Net Income Attributable to AptarGroup, Inc.		$52,916

Average Number of Diluted Shares Outstanding		64,821

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.90 - $0.95	$0.83

Adjustments:
Foreign currency effects (1)		(0.01)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.90 - $0.95	$0.82

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of June 30, 2018.

(2) AptarGroup’s expected earnings per share range for the third quarter of 2018 is based on an effective tax rate range of 29% to 31%, which includes estimated effects of the recent tax reform legislation. The effective tax rate for the third quarter of 2017 was approximately 23%.

CONTACT:
AptarGroup, Inc.
Investor Relations Contact:
Matthew DellaMaria
matt.dellamaria@aptar.com
815-477-0424
or
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-477-0424